Exhibit 99.1

Know Labs Appoints (Ret.) Admiral Bill Owens to its Board of Director

Seattle, WA. – May 24, 2018 – Know Labs, Inc. (f/k/a Visualant, Incorporated) (OTCQB: VSUL) – a provider of identification, authentication and diagnostic solutions, announced today that (Ret.) Admiral Bill Owens has joined its Board of Directors.

Admiral Owens is currently the co-founder and executive chairman of Red Bison Advisory Group, a company which identifies opportunities with proven enterprises in China, the Middle East, and the United States and creates dynamic partnerships focusing on: natural resources (oil, gas and fertilizer plants), real estate, and information and communication technology. Most recently, he was the chairman of the board of CenturyLink Telecom, the third largest telecommunications company in the United States and was on the advisory board of SAP USA. Owens serves on the board of directors at Wipro Technologies and is a director of the following private companies: Humm Kombucha, a beverage company and Versium. Owens is on the advisory board of the following private companies: Healthmine, Platform Science, Sarcos, Sierra Nevada Corporation, and Vodi. Owens is on the board of trustees at EastWest Institute, Seattle University, and an advisor to the Fiscal Responsibility Amendment (CFFRA) Association which aims to establish a balanced budget amendment to the US Constitution. He is also a member of the Council of Foreign Relations.

From 2007 to 2015, Owens was the Chairman and Senior Partner of AEA Investors Asia, a private equity firm located in Hong Kong, and Vice Chairman of the NYSE for Asia. Owens also served as the Chairman of Eastern Airlines. He has served on over 20 public boards including Daimler, British American Tobacco, Telstra, Nortel Networks, and Polycom. Owens was the CEO/Chairman of Teledesic LLC, a Bill Gates/Craig McCaw company bringing worldwide broadband through an extensive satellite network and prior, was the President, COO/Vice Chairman of Science Applications International Corporation (SAIC). Owens has also served on the boards of the non-for-profit organizations; Fred Hutchinson Cancer Research Center, Carnegie Corporation of New York, Brookings Institution, and RAND Corporation.

Owens is a four-star US Navy veteran. He was Vice Chairman of the Joint Chiefs of Staff, the second-ranking United States military officer with responsibility for reorganizing and restructuring the armed forces in the post- Cold War era. He is widely recognized for bringing commercial high-grade technology into the Department of Defense for military applications.  Owens was the architect of the Revolution in Military Affairs (RMA), an advanced systems technology approach to military operations, the most significant change in the system of requirements, budgets and technology for the four armed forces since World War II.  Owens served as Commander of the U.S. Sixth Fleet from 1990 to 1992, which included Operation Desert Storm. Owens also served as the deputy chief of Naval Operations for Resources. Owens was senior military assistant to two Secretaries of Defense (Cheney and Carlucci) and served in the Office of Program Appraisal for the Secretary of the Navy. He began his military career as a nuclear submariner. He served on four strategic nuclear-powered submarines and three nuclear attack submarines, including tours as Commanding Officer aboard the USS Sam Houston, Michigan, and USS City of Corpus Christi. Owens spent a total of 2000 days submerged aboard submarines, including duty in Vietnam.

Owens is a 1962 honor graduate of the United States Naval Academy with a bachelor’s degree in mathematics, bachelor’s and master’s degrees in politics, philosophy and economics from Oxford University, and a master’s degree in management from George Washington University. He has written more than 50 articles on national security and authored the book “High Seas.” His book, “Lifting the Fog of War,” was published in April 2000 with a revision published in Mandarin in 2009.

Owens has received numerous recognitions and awards: the “Legion d’Honore” by France, and also the highest awards given to foreigners by the countries of Indonesia and Sweden. He was named as one of The 50 Most Powerful People in Networking by Network World, one of the 100 Best Board Members in the United States for 2011 and again in 2016 awarded by NACD, and the Intrepid Salute Award in recognition of his business achievements and support of important philanthropic activities. Owens is active in philanthropy to foster Chinese-American relations including dialogues between the most senior retired officers in the United States and Chinese militaries and similar dialogues between very senior economists. He is one of North Dakota’s Roughriders recipients, the award given annually to some of the most prominent North Dakotans.

A native of Bismarck, North Dakota, Admiral Owens and his wife Monika reside in Kirkland, Washington, and San Diego, California.

Phil Bosua, Know Labs’ Chief Executive Officer said, “We are very pleased to have Bill Owens join our Board of Directors.  He brings sophisticated judgment and a wealth of contacts from around the world.  He will make an immeasurable difference as we work together to build a world class team and bring our technology to the market.”

“Bill Owens brings a tremendous reservoir of experience to our Company,” stated Know Labs Founder and Chairman Ron Erickson.  “He is a wonderful resource and full of insights and ideas.  I am thrilled to work with Bill as we introduce our technology to the marketplace.”

“When I sat down with Ron Erickson and Phil Bosua in their lab and witnessed, first hand, their technology, and heard them articulate their vision for the Company, I knew immediately I wanted to be a part of their team.  The Know Labs technology will, in my view, truly make a difference in the world.  It is the most exciting technology I have seen in many years.”

About Know Labs, Inc.

Know Labs (f/k/a Visualant) is a public company whose shares currently trade under the stock symbol “VSUL.” The company’s technology directs structured light or radio waves through a substance or material to capture a unique molecular signature. The Company refers to these signatures as ChromaID™ and Bio-RFID™. ChromaID and Bio-RFID are used to identify, detect, or diagnose substance markers or biomarkers that may be invisible to the human eye. ChromaID and Bio-RFID scanner modules can be integrated into a variety of mobile or bench-top form factors. This patented and patent pending, award-winning technology makes it possible to effectively conduct analyses that could only previously be performed by invasive and/or large and expensive lab-based tests. For more information on Know Labs, visit the company’s website at www.knowlabs.co

Know Labs Contact:

Michael Grabham

mike@knowlabs.co

Ph. 206-354-8751